                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


 Pursuant to Section 13 or Section 15(d) Of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 15, 2002


                                 Eurotech, Ltd.
                                 --------------
             (Exact name of registrant as specified in its charter)


     District of Columbia            000-22129                 33-0662435
----------------------------  ------------------------     -----------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
    of incorporation)                                      Identification No.)


      10306 Eaton Place, Suite 220
          Fairfax, Virginia                                   22030
       -----------------------                       -----------------------
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code (703) 352-4399
                                               -----------------------


                                 Not Applicable
                             -----------------------
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On December 9, 2002, Eurotech, Ltd., a District of Columbia corporation (the "Company"), announced that it had executed a definitive agreement to consummate a transaction with Markland Technologies, Inc., a Florida corporation ("Markland") pursuant to which the Company will exchange all of its rights to the Acoustic CoreTM technology relating to illicit materials detection and certain cryptology technology held by the Company's subsidiary, Crypto.com, Inc. ("Crypto"), for 239,927,344 shares of Markland's common stock, par value $.0001 per share (the "Markland Shares"), representing approximately eighty percent (80%) of the outstanding common stock of Markland. The transaction is expected to close on or about December 15, 2002. Markland's common stock is traded publicly on the OTC Bulletin Board. The Markland Shares, when acquired by the Company, will be restricted, unregistered securities which will be the subject of a registration rights agreement to be entered into between the Company and Markland. In connection with the closing of the transaction with Markland, Crypto will terminate (with mutual consent) its licensing and marketing agreement relating to Crypto's technology with Etelix U.S., Inc., which agreement Crypto entered into as of December 30, 2001.

Item 5. Other Events and Regulation FD Disclosure.

(a) On November 26, 2002, the Company announced that it had signed a Cooperative Research and Development Agreement ("CRADA") with the United States Air Force. The objective of the CRADA is to jointly develop a system that will demonstrate the effectiveness of the Company's Acoustic CoreTM technology to non-intrusively detect explosive materials in cargo and/or vehicles. The CRADA Team will consist of personnel from the Company, US Air Force Air Mobility Battle Lab, and other USAF/Department of Defense personnel from the operating location, and technical experts as required.

(b) On December 9, 2002, the Company announced that its preferred stockholder, Woodward LLC ("Woodward"), has agreed to retire approximately $5.7 million of the Company's Series B 5% cumulative convertible preferred stock (the "Series B Preferred") held by Woodward (at such time as such shares of Series B Preferred are issued to Woodward with the approval of the American Stock Exchange (the "Exchange" or "Amex") or other applicable regulatory authorities) in exchange for a security interest in the Markland Shares being acquired by the Company from Markland and 50% of the proceeds generated from future sales by the Company of these same shares (the "Security Arrangement"). It is the sole discretion of the Company on how and when these securities will be sold, if at all, subject to applicable laws. Such proceeds, when received by the Company, will be directed by the Company to automatically redeem the balance of the shares of Series B Preferred owned or to be acquired by Woodward, in lieu of the previously agreed upon redemption schedule for the Series B Preferred. If redemption's under the Security Arrangement occur later than as would be mandated by the previously agreed upon schedule, the previously agreed upon schedule shall prevail.

(c) On December 12, 2002, the Company announced that on December 10, 2002, the Company received a written notice from the Amex staff (the "Staff") indicating that the Staff had determined that the Company would not be able to regain compliance with the Exchange's continued listing standards by March 31, 2004, and that the Exchange intended to proceed with the filing of an application with the Securities and Exchange Commission to strike the Company's common stock from listing and registration on the Exchange if the Company did not appeal the Staff's determination by Tuesday, December 17, 2002. On December 12, 2002, the Company's Board of Directors voted not to appeal the Staff's decision and to immediately commence efforts to cause the Company's common stock to trade on the OTC Bulletin Board.

(d) The Company also announced that, effective November 15, 2002, Simon Nemzow, a director of the Company, resigned from the board of directors of the Company due to health concerns and family commitments.

(e) The Company also announced that the consulting agreement between the Company and EB Associates, LLC, which had been engaged by the Company on April 29, 2002 to perform certain financial consulting services for the Company, has expired and will not be renewed by the mutual consent of the parties.

Item 7. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.29 USAF CRADA Number 02-263-AMWC-02 Cooperative Research and Development Agreement between USAF Air Mobility Battlelab and the Company.

10.30 Exchange Agreement, dated as of December 9, 2002 by and among the Company, Crypto.com, Inc., Markland Technologies, Inc., Security Technology, Inc., and, solely with respect to Article V and Article XI thereof, ipPartners, Inc. and, solely with respect to Article VI and Article XI thereof, Markland LLC and James LLC.

99.20 Press Release of the Company, dated November 26, 2002, relating to Research and Development Agreement with the United States Air Force.

99.21 Joint Press Release of the Company and Markland Technologies, Inc., dated December 9, 2002, relating to the exchange transaction with Markland Technologies, Inc., the retirement of rights relating certain shares of its Series B Preferred Stock and the Security Arrangement.

99.22 Press Release of the Company, dated December 12, 2002, relating to the Company's receipt of notice from Amex regarding the delisting of the Company's common stock from Amex and the decision of the Company's board of directors to cause the Company's common stock to trade on the OTC Bulletin Board.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


December 13, 2002                           EUROTECH, LTD.



                                            BY: /s/ Don V. Hahnfeldt
                                            ----------------------------------
                                            Don V. Hahnfeldt
                                            President and CEO